                                                                    Exhibit 10.9

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT
                    -----------------------------------------

          THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into this 4th day of March, 2002, between CBD Media LLC, a Delaware limited liability company (the "Company") and Doug Myers (the "Executive").

                                    RECITALS

          A. It is the desire of the Company to employ the Executive to serve as the Company's chief executive officer as described in this Agreement.

          B. The Executive desires to become an employee and to provide his services to the Company on the terms set forth in this Agreement.

          NOW, THEREFORE, in consideration of the foregoing, and of the respective covenants and agreements set forth below, the parties hereto agree as follows:

                                   ARTICLE I.
                               SERVICES AND TERM

          1.1 Term. Subject to the termination provisions set forth in Section 3.1, the Company will employ the Executive and the Executive accepts employment with the Company for a period of five years (the "Term") commencing on completion of the acquisition of the assets of Cincinnati Bell Directory by the Company (the "Effective Date").

          1.2 Services. During the Term the Executive will serve as the Company's Chief Executive Officer and will be primarily responsible for overseeing the implementation of the Company's business strategy and such other duties, commensurate with his position and authority, as are reasonably determined, from time to time, by the Board of Directors (the "Board"). The Executive will perform his services at the general headquarters of the Company in Cincinnati, Ohio ("Work Location"), except that the Executive agrees to travel from time to time to the extent reasonably required for the performance of his duties.

                                  ARTICLE II.
                              COMPENSATION PACKAGE

          2.1  Cash Compensation.

               (a) Base Salary. During the Term, the Company will pay the Executive an annual base salary at least equal to the following amounts for each year of the Term:

          2002 - $205,000
          2003 - $225,000
          2004 - $250,000
          2005 - $275,000
          2006 - $300,000

          The Executive's base salary shall be payable in accordance with the normal payroll procedures of the Company.

               (b) Bonus Opportunity. The Company shall establish an incentive bonus compensation plan pursuant to which Executive's target bonus opportunity each year during the Term shall be not less than the following:

          2002 - $50,000
          2003 - $75,000
          2004 - $100,000
          2005 - $125,000
          2006 - $150,000

          provided, however, that the actual amount of any bonus payable to Executive in any year shall be determined by the Board based upon performance criteria set forth in advance under the bonus plan and Executive's achievement of such performance criteria.

               (c) Withholding and Deferrals. All base salary and bonus payable under this Section 2.1 shall be reduced by (i) any income tax or other legally required withholding by the Company, (ii) any elective deferrals of such amounts as contributions to qualified and non-qualified retirement plans of the Company, if any, and (iii) contributions payable by Executive with respect to his participation in any employee benefit plans of the Company which the Company or the plan requires contributions by employees to receive benefits thereunder.

          2.2  Benefits and Fringes.

               (a) Benefit Plans. During the Term, the Executive shall be eligible to participate in such medical, health, retirement, welfare and insurance plans generally made available from time to time to senior executives of the Company (subject to their terms), and to receive other fringe benefits on terms and conditions that are at least as favorable as the fringe benefits generally provided to other senior executives of the Company at the time such other fringe benefits, if any, are made available to them. On the Effective Date, the Company shall provide the Executive medical, dental, life, and disability benefits, as well as a 401(k) plan with a matching contribution. Executive shall be eligible to participate in such benefits immediately upon the Effective Time. In addition, the Company shall provide Executive with life and disability insurance coverage of at least $1,000,000.

               (b) Vacation. During the Term, the Executive shall be entitled to paid vacation time in accordance with the plans, practices, policies and programs applicable to other senior executives of the Company, but in no event shall such vacation time be less than 25 days per calendar year.

               (c) Business Expenses. The Company will promptly pay or reimburse the Executive for all reasonable business-related expenses incurred by him in connection with the performance of his duties hereunder upon presentation of written documentation, subject, however, to the Company's reasonable policies relating to business-related expenses as then in effect from time to time.

               (d) Automobile. The Company shall lease an automobile for Executive. The Company shall reimburse Executive for expenses (i.e., gas, maintenance, and insurance) related to such automobile; provided, however, that the cost of the lease and reimbursement of expenses shall not exceed $750 per month. Executive acknowledges that any personal use of such automobile and the reimbursement of costs associated therewith will be taxable income to him. Executive shall cooperate with the Company with respect to documentation of personal use of the automobile. Unless Executive provides documented evidence to the contrary, the Company shall assume that all use of the automobile and reimbursement of costs associated therewith is personal use and therefore taxable to the Executive as such.

               (e) Financial Planning. The Company shall reimburse the Executive for all personal financial and estate planning services, including income tax preparation services, up to $5,000 per year, plus any taxes incurred by Executive as a result of such reimbursement. Executive shall provide documentation of such expenses prior to receiving reimbursement therefore.

               (f) Legal Fees. Upon presentation of documentation, the Company shall pay or otherwise reimburse Executive for all reasonable attorney's fees incurred by Executive in connection with the negotiation and execution of this Agreement, up to a maximum of $10,000.

               (g) Country Club Membership. The Company shall purchase a business membership at a country club of Executive's choice for the use of Executive; provided that such initial membership fee shall not exceed $25,000. The Company will pay or reimburse Executive up to $5,000 annually for such country club membership dues.

          2.3 Equity. Executive shall be granted a 1.25% interest on a fully diluted basis as of the Effective Date in CBD Media Holdings LLC, Delaware limited liability company (the "Parent"), which is the parent company of the Company, in the form of Class C units (the "Equity"). The Class C units of Parent shall be non-voting profits interests and shall have such other rights and features as Executive and the Company shall determine by good faith negotiation. The Equity shall be subject to vesting at the rate of 25% on each anniversary of the Effective Date; provided however, that upon a change in control, i.e., the occurrence of any transaction as a result of which Spectrum, its affiliates or subsidiaries do not control at least 50% of the voting securities of Parent or the Company, then Executive shall be fully vested in the Equity. Executive shall sign the Limited Liability Company Agreement of Parent (the "LLC Agreement") and a restricted unit agreement with respect to the Equity which shall include, but not be limited to (i) restrictions on the transfer of any Equity; provided, however, that Executive shall be able to transfer with the consent of the Voting Members (as defined in the LLC Agreement), other than to family members, trusts for the benefit of family members or family limited partnerships or similar entities for estate planning purposes; (ii) tag along rights in the event of a sale or other monetization of a majority interest in Parent, and (iii) in the event of Executive's death the Executive's estate, beneficiaries or successors in interest pursuant to Executive's will shall have the right to cause Parent to purchase the Equity at its then "fair market value" as determined pursuant to a process to be mutually agreed upon and set forth in the LLC Agreement.

                                  ARTICLE III.
                            TERMINATION OF SERVICES

          3.1 Termination. Executive's employment with the Company hereunder may be terminated by the Company or the Executive, as applicable, at any time prior to the end of the Term for any of the following reasons:

               (a) Disability. Upon the failure of the Executive to render services to the Company for a continuous period of six (6) months because of the Executive's physical or mental disability or illness, the Company may terminate this Agreement and the Executive's employment hereunder, provided such termination does not otherwise violate applicable law. If there should be a dispute between the parties as to the Executive's physical or mental disability, such dispute shall be settled by the opinion of an impartial reputable physician agreed upon for such purpose by the parties or their representatives. The certificate of such physician as to the matter in dispute shall be final and binding on the parties.

               (b) For Good Reason. The Executive may terminate this Agreement and his employment hereunder for Good Reason if such Good Reason has not been corrected or otherwise eliminated within 30 days after the receipt by the Company of written notice from the Executive describing such Good Reason. For purposes of this Agreement, "Good Reason" shall mean: (i) without the consent of the Executive, the assignment to him of any duties inconsistent with Executive's position and authority as contemplated in Section 1.1 of this Agreement, including any adverse or material change in Executive's reporting responsibilities and/or diminution of any material duties or responsibilities previously assigned to Executive by the Board; (ii) the failure of the Company to perform any of its material obligations hereunder; (iii) a reduction in the overall compensation and benefits available to Executive; or (iv) without the consent of the Executive, any requirement by the Company that his services be principally rendered in a location that is more than 100 miles from the Work Location.

               (c) Cause. The Company may terminate this Agreement and the Executive's employment hereunder for Cause. For purposes of this Agreement, "Cause" shall mean: (i) the Executive's willful failure or refusal to materially perform his duties under this Agreement; (ii) the Executive's willful failure or refusal to follow material directions of the Board or any other act of material, willful insubordination on the part of Executive; (iii) the engaging by the Executive in willful misconduct which is materially and demonstrably injurious to the Company or any of its divisions, subsidiaries or affiliates, monetarily or otherwise; (iv) the commission by the Executive of an act of fraud or embezzlement against the Company or any of its divisions, subsidiaries or affiliates; (v) any conviction of, or plea of guilty or nolo contendere to, the Executive with respect to a felony (other than a traffic violation); or (vi) any act of fraud or dishonesty committed by the Executive which is materially detrimental to the business or reputation of the Company. No act nor failure to act on the Executive's part shall be considered "willful" unless he has acted or failed to act, with an absence of good faith and without reasonable belief that his action or failure to act was in the best interests of the Company. Executive's employment shall not be terminated for Cause prior to notice of such termination being provided to Executive, and if the reasons for such termination for Cause are curable, after the Executive has had a reasonable opportunity to cure.

               (d) Without Cause. The Company may terminate this Agreement without Cause upon thirty (30) days written notice to the Executive.

               (e) Without Good Reason. The Executive may terminate this Agreement and his employment with the Company without Good Reason upon thirty
(30) days prior written notice to the Company.

               (f) Death. This Agreement shall automatically terminate on the death of the Executive.

          3.2 Payment on Termination with Cause, Without Good Reason, or Disability. In the event that Executive's employment is terminated by the Company with Cause or by the Executive without Good Reason, Executive shall be entitled to receive the following payments not later than five business days after the date of termination:

               (a) payment of any earned but unpaid salary accrued through and including the date of termination;

               (b) payment of accrued, but unused, vacation time; and

               (c) reimbursement of any unreimbursed business expenses, financial planning expenses, legal fees, country club dues or automobile expenses incurred prior to the date of termination.

          3.3 Payment on Termination without Cause or for Good Reason. Subject to the Executive's continuing compliance with the covenants contained in Section
4.3 of this Agreement (the "Covenants") and the execution by the Executive of a binding general waiver and release of claims in substantially the form attached hereto as Exhibit A (the "Release"), in the event that the Executive's employment is terminated by the Company without Cause or by the Executive for Good Reason, then the Executive shall be entitled to receive the following less any required withholdings:

               (a) payment of any earned, but unpaid salary accrued through and including the date of termination;

               (b) a lump sum payment equal to the product of (i) the rate of his annual base salary and target bonus for the year in which such termination occurs, and (ii) two;

               (c) payment of accrued, but unused, vacation time;

               (d) reimbursement any unreimbursed business expenses, financial planning expenses, legal fees, country club dues or automobile expenses incurred prior to the date of termination; and

               (e) for twenty-four (24) months, the Company shall continue to provide Executive and his dependents and beneficiaries with life insurance, medical, dental and hospitalization benefits that were being provided to the Executive immediately prior to his termination of employment upon the same terms and conditions as provided to other active employees.

          3.4 Death. In addition to any death benefits which may be payable pursuant to any Company employee benefit plans, if Executive's employment is terminated during the Term by reason of Death, the Executive's estate shall be entitled to receive the following amounts in a lump sum:

               (a) payment of any earned, but unpaid salary accrued through and including the date of termination;

               (b) payment of Executive's base salary through the end of the calendar year in which such termination occurs;

               (c) payment of Executive's target bonus amount for the year in which such termination occurs;

               (d) payment of accrued, but unused, vacation time;

               (e) reimbursement any unreimbursed business expenses, financial planning expenses, legal fees, country club dues or automobile expenses incurred prior to the date of termination.

          In addition, the Company shall continue to provide Executive's spouse and his dependents, if any with medical, dental and hospitalization benefits that were being provided to the Executive's spouse and dependents immediately prior to his termination of employment upon the same terms and conditions as provided to other active employees for a period of one (1) year.

                                  ARTICLE IV.
                                   COVENANTS

          4.1 Services as Chairman and Chief Executive Officer. During the Term, the Executive shall use his best efforts to faithfully and in conformity with the lawful directions of the Board, perform his duties as Chairman and Chief Executive Officer. The Executive shall devote his full business time and effort to the performance of his duties hereunder; provided, however, that the Executive shall, so long as such activities do not materially interfere or conflict with his performance hereunder, be permitted to (i) serve on boards of directors of entities which do not compete with the Business (as defined below) of the Company and (ii) devote time to industry, community or charitable organizations and personal investments.

          4.2  Covenants.

               (a) Non-Competition. The Executive covenants and agrees that (i) during the Term and (ii) for a period of twenty-four (24) months following a termination of his employment by the Company for Cause or by the Executive without Good Reason (the "Post-Termination Period"), he shall not directly or indirectly own an interest in, operate, join, control, advise, consult to, work for, serve as a director or manager of, have a financial interest, or participate in any corporation, partnership, proprietorship, firm, association, person, or other entity that engages or is planning to be engaged in the production, sale or distribution of telephone directories or any other business in which the Company is engaged during the Term (the "Business"). This Covenant applies to each, territory or jurisdiction, including but not limited to Butler, Clark, Clermont, Greene, Hamilton, Miami, Montgomery and Warren counties in the State of Ohio, Boone, Campbell, Grant Gallatin, Kenton and Pendleton counties in the State of Kentucky and Dearborn and Ohio counties in the State of Indiana and the Internet and the World Wide Web, in which the Company is doing business or is making an active effort to do business during the Term and with respect to the Executive's covenants regarding the post-termination period at the time the Executive's employment with the Company is terminated. This Covenant does not prohibit the passive ownership of less than five percent (5%) of the outstanding stock or debt of any public corporation as long as the Executive is not otherwise in violation of this Covenant.

               (b) No Diversion. The Executive covenants and agrees that (i) during the Term and (ii) the Post-Termination Period, he shall not divert or attempt to divert or take advantage of or attempt to take advantage of any actual or potential business opportunities of the Company (e.g., joint ventures, other business combinations, investment opportunities, potential investors in the Company, and other similar opportunities) which the Executive became aware of during his employment with the Company.

               (c) Non-Recruitment. The Executive agrees that the Company has invested substantial time and effort in assembling its present workforce. Accordingly, the Executive covenants and agrees that during the Term and the Post-Termination Period, he shall not directly or indirectly entice or solicit (other than pursuant to general, non-targeted public media advertisements) or seek to induce or influence any of the Company's Employees to leave their employment. Notwithstanding the foregoing, this Section 4.2(c) shall not be breached if the Executive solicits or hires any secretarial employee who worked for the Executive during the Term.

               (d) Remedies. The Executive acknowledges that should he violate any of the Covenants, it will be difficult to determine the resulting damages to the Company and, in addition to any other remedies it may have, and notwithstanding the provisions of Section 5.4, the Company shall be entitled to temporary injunctive relief without being required to post a bond and permanent injunctive relief without the necessity of proving actual damage. The Company may elect to seek one or more of these remedies at its sole discretion on a case by case basis. Failure to seek any or all remedies in one case does not restrict the Company from seeking any remedies in another situation. Such action by the Company shall not constitute a waiver of any of its rights. Executive acknowledges and agrees that any breach of any of the Covenants during the period of his employment shall be grounds for immediate dismissal and forfeiture of any accrued and unpaid, bonus or other compensation and benefits, including all options and Bonus Stock granted pursuant to this Agreement and all other options and restricted stock granted or purchased by Executive, as liquidated damages. Executive acknowledges that any such liquidated damages shall be in addition to, and not exclusive of, any and all other rights and remedies the Company may exercise.

               (e) Severability and Modification of Any Unenforceable Covenant. It is the parties' intent that each of the Covenants be read and interpreted with every reasonable inference given to its enforceability. However, it is also the parties' intent that if any term, provision or condition of the Covenants is held to be invalid, void or unenforceable, the remainder of the provisions thereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Finally, it is also the parties' intent that if it is determine any of the Covenants are unenforceable because of over breadth, then the covenants shall be modified so as to make it reasonable and enforceable under the prevailing circumstances.

               (f) Tolling. In the event of the breach by Executive of any Covenant the running of the period of restriction shall be automatically tolled and suspended for the amount of time that the breach continues, and shall automatically recommence when the breach is remedied so that the Company shall receive the benefit of Executive's compliance with the Covenants. This paragraph shall not apply to any period for which the Company is awarded and receives actual monetary damages for breach by the Executive of a Covenant with respect to which this paragraph applies.

                                   ARTICLE V.
                                 MISCELLANEOUS

          5.1 Successors. This Agreement shall inure to the benefit of the Company and its successors and assigns, as applicable. If the Company shall merge or consolidate with or into, or transfer substantially all of its assets, including goodwill, to another corporation or other form of business organization, this Agreement shall be binding on, and run to the benefit of, the successor of the Company resulting from such merger, consolidation, or transfer. The Executive shall not assign, pledge, or encumber his interest in this Agreement, or any part thereof, without the prior written consent of the Company, and any such attempt to assign, pledge or encumber any interest in this Agreement shall be null and void and shall have no effect whatsoever.

          5.2 Governing Law. This Agreement is being made and executed in and is intended to be performed in the State of Ohio and shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Ohio, without regard to the conflict of laws principles thereof.

          5.3 Entire Agreement. This Agreement comprises the entire agreement between the parties hereto relating to the subject matter hereof and as of the Commencement Date, supersedes, cancels and annuls all previous agreements between the Company (and/or its predecessors) and the Executive, as the same may have been amended or modified, and any right of the Executive thereunder other than for compensation accrued thereunder as of the date hereof, and supersedes, cancels and annuls all other prior written and oral agreements between the Executive and the Company or any predecessor to the Company. The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the retention of the Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement.

          5.4  Disputes.

               (a) Any dispute or controversy arising under, out of, in connection with or in relation to this Agreement, including any claims for discrimination or other similar violation of federal law, shall be finally determined and settled by arbitration in San Francisco, California, in accordance with the rules and procedures of JAMS/ENDISPUTE, and judgment upon the award may be entered in any court having jurisdiction thereof.

               (b) If any arbitration or other proceeding is brought by the Executive for the enforcement of this Agreement, or by the Executive because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, if he prevails on at least one material issue that is the subject of that proceeding, he shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief that may be granted.

          5.5 Severability; Enforceability. If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held to be invalid, unenforceable, or void by the final determination of a court of competent jurisdiction in any jurisdiction and all appeals therefrom shall have failed or the time for such appeals shall have expired, as to that jurisdiction and subject to this Section 5.5, such clause or provision shall be deemed eliminated from this Agreement but the remaining provisions shall nevertheless be given full force and effect. In the event this Agreement or any portion hereof is more restrictive than permitted by the law of the jurisdiction in which enforcement is sought, this Agreement or such portion shall be limited in that jurisdiction only, and shall be enforced in that jurisdiction as so limited to the maximum extent permitted by the law of that jurisdiction.

          5.6 Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

          5.7 Notices. Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, telecopy, or certified or registered mail, postage prepaid, as follows:

     If to the Company, c/o Spectrum Equity Investors attn: Brion Applegate, at Spectrum Equity Investors, 333 Middlefield Road, Suite 200 Menlo Park, California 94025, with a copy to Scott Haber at Latham & Watkins, 505 Montgomery Street, Suite 1900, San Francisco, California 94111 (415/395-8095 fax) or to such other address or addresses as the Company may specify in writing from time to time.

     If to the Executive, to such address as he may designate to the Company as his residence from time to time or to such other address or addresses as the Executive may specify in writing from time to time.

          5.8 Counterparts. This Agreement may be executed by facsimile and in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

          5.9 Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, approved by the Board and signed by the Executive and the Company. By an instrument in writing similarly executed, the Executive or the Company may waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall preclude any other or further exercise of any other right, remedy or power provided herein or by law or in equity.

          5.10 No Inconsistent Actions. The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with, or to avoid or evade, the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

                      [SIGNATURE PAGE IMMEDIATELY FOLLOWS]

                [SIGNATURE PAGE DOUG MEYERS EMPLOYMENT AGREEMENT]

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

CBD MEDIA LLC                           EXECUTIVE


By:     /s/ Brion Applegate                          /s/ Doug Myers
   -----------------------------           -------------------------------------
Name:  Brion Applegate                                   Doug Myers
A Director of CBD Media Holdings LLC,
the sole member of CBD Media LLC